Exhibit 8.2

June 10, 2008

Ralcorp Holdings, Inc.

800 Market Street, Suite 2900

St. Louis, Missouri 63101

Re:   RMT Transaction Agreement by and between Kraft Foods Inc., Cable

         Holdco, Inc., Ralcorp Holdings, Inc., and Ralcorp Mailman LLC.

To the Board of Directors:

We have acted as counsel to Ralcorp Holdings, Inc., a Missouri corporation (“Ralcorp”), in connection with the merger of Cable Holdco, Inc., a Delaware corporation (“Splitco”) and a wholly owned subsidiary of Kraft Foods Inc., a Virginia corporation (“Kraft”), with and into Ralcorp Mailman LLC, a Delaware limited liability company (“Mergerco LLC”) and wholly owned direct subsidiary of Ralcorp (the “Merger”), and the merger of Mergerco LLC with and into Ralcorp (the “Upstream Merger”), pursuant to the RMT Transaction Agreement, dated as of November 15, 2007 (the “RMT Agreement”) by and between Kraft, Splitco, Ralcorp, and Mergerco LLC. Unless otherwise indicated, each defined term has the meaning ascribed to it in the RMT Agreement. The Merger will be preceded by (1) an internal restructuring of Kraft (the “Kraft Restructuring”) and (2) the distribution of all of the stock of Splitco by Kraft to its shareholders (the “Distribution”). This opinion is being delivered in connection with the Registration Statement on Form S-4 (Registration No. 333-150222) (the “Registration Statement”) filed by Ralcorp with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined and are familiar with originals and copies, certified or otherwise identified to our satisfaction, of (i) the request by Kraft for rulings from the Internal Revenue Service (“Service”) with respect to certain transactions described in the RMT Agreement, including all exhibits and enclosures (“Ruling Request”), (ii) the private letter ruling issued by the Service to Kraft with respect to certain transactions described in the RMT Agreement (the “Ruling”), (iii) the RMT Agreement, (iv) the Tax Allocation Agreement (the “Tax Allocation Agreement”) substantially in the form attached as Exhibit D to the RMT Agreement; (v) the Registration Statement, including the exhibits thereto, (vi) the Preliminary Schedule 14A (the “Proxy”) filed by Ralcorp with the SEC under the Act, (vii) representation letters obtained from officers of Ralcorp, Mergerco LLC, Kraft and Splitco (“Tax Representation Letters”), and (viii) such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals,

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and the conformity to original documents of all documents submitted to us as copies or drafts.

In rendering our opinion, we have assumed, with your permission, that (i) the Merger and Upstream Merger will be effected in accordance with the RMT Agreement, (ii) the information set forth in the Registration Statement, the Proxy, the Ruling Request, the Ruling and the statements concerning the Merger and Upstream Merger set forth in the RMT Agreement are true, complete and correct and will remain true, complete and correct at all times up to and including the Short Form Merger Effective Time, and (iii) the representations to be made by the parties in their respective Tax Representation Letters will be true, complete and correct at all times up to and including the Splitco Merger Effective Time or Short Form Merger Effective Time, as specified therein. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the RMT Agreement and the Tax Allocation Agreement.

In rendering our opinion, we have considered the applicable provisions of (a) the Internal Revenue Code of 1986, as amended (the “Code”) as in effect on the date hereof, and our interpretations of the Code, (b) the applicable Treasury regulations as currently in effect with respect to the Merger and the Upstream Merger and our interpretations of such regulations (the “Regulations”), (c) current administrative interpretations by the Service of the Regulations and the Code, and (d) existing judicial decisions, all of which are subject to change or modification at any time (possibly with retroactive effect) and such other authorities as we have considered relevant.

Based solely upon the foregoing, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion, under current laws, for United States federal income tax purposes:

1. The Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and Splitco and Ralcorp will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

2. The Merger will not result in the recognition of income, gain or loss to Splitco, Mergerco LLC, or Ralcorp.

3. Ralcorp shareholders will not recognize gain or loss in the Merger.

4. The Upstream Merger will be disregarded for United States federal income tax purposes and, accordingly, will not result in the recognition of income, gain or loss to Mergerco LLC or Ralcorp.

This opinion is delivered to you in connection with the transactions referred to herein and is limited to Ralcorp and the shareholders of Ralcorp. Except as set forth above, we express no opinion to any party as to any tax consequences, whether federal, state, local or foreign, of the Kraft Restructuring, the Distribution, the Merger or the Upstream Merger or of any transaction related to or contemplated by the RMT Agreement, the Kraft Restructuring, the Distribution, the Merger or the Upstream Merger. We do not express any opinion herein concerning any law other than the federal income tax law of the United States. This opinion represents judgments concerning complex and uncertain issues, and is not binding upon the Service or any other taxing authority. No assurance can be given that our opinion will not be challenged by the Service or any other taxing authority, or that any such challenge will not be successful.

The foregoing opinions reflect our best professional judgment as to the correct United States federal income tax consequences of the transaction to which this opinion relates. Our opinion is expressly conditioned on, among other things, the accuracy of all such facts, information, statements and representations as of the date hereof. Any material change in the law, authorities, or facts referred to, set forth, relied upon or

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assumed herein, or in the transaction documents could affect the conclusions stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (a) in applicable law or (b) that would cause any statement, representation or assumption herein to no longer be true or correct.

This opinion has been prepared for Ralcorp in connection with the Merger and Upstream Merger. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the Splitco Form S-1/S-4, and to the references to our firm name therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations thereunder.

Very truly yours,

/s/ BRYAN CAVE LLP